UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Titan International, Inc.
(Name of Registrant as Specified In Its Charter)

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Titan International, Inc.
2701 Spruce Street Quincy, Illinois 62301
______________________ ______________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Meeting Date: June 12, 2019
To Titan Stockholders:

The Annual Meeting of Stockholders (the Annual Meeting) of Titan International, Inc., a Delaware corporation (Titan or the Company), is to be held on Wednesday, June 12, 2019, at 10:00 a.m. Central Daylight Time, at Titan Tire Corporation, 2345 East Market Street, Des Moines, IA 50317, to consider and act upon the following matters:

1)
Election of Richard M. Cashin Jr., Gary L. Cowger, Albert J. Febbo, Peter B. McNitt, Mark H. Rachesky, MD, Paul G. Reitz, Anthony L. Soave, and Maurice M. Taylor Jr. as directors to serve for one-year terms and until their successors are elected and qualified;

2)
Ratification of the selection of Grant Thornton LLP by the Board of Directors as the independent registered public accounting firm to audit the Company's financial statements for the year ending December 31, 2019;

3)	Approval, in a non-binding advisory vote, of the compensation paid to the Company's named executive officers;

4)	Stockholder proposal regarding a sale, merger, or other disposition of the Company; and

To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Titan's Board of Directors has fixed the close of business on April 15, 2019, as the "record date." Only those stockholders whose names appear as holders of record of Titan common stock at the Company's close of business on April 15, 2019, are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. A copy of Titan's Annual Report, including Form 10-K, for the year ended December 31, 2018, is being made available concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting.

Every stockholder's vote is important. All stockholders are encouraged to attend the Annual Meeting in person or by proxy. Stockholders can help the Company avoid unnecessary costs and delay by voting your shares as soon as possible. In addition to voting in person, stockholders of record may vote over the internet or by telephone, following the instructions in the Notice of Internet Availability of Proxy Materials (the Notice) that you received in the mail and this Proxy Statement, or, if you requested to receive printed proxy materials by mail, by completing, signing, dating and promptly returning your proxy card in the return envelope, which requires no postage if mailed in the United States. If you vote by telephone or Internet, you do not need to mail back a proxy card. Please review the instructions on each of your voting options described in this Proxy Statement, as well as in the Notice you received in the mail. Please note that if your shares are held by a broker or other intermediary and you wish to vote at the Annual Meeting, you must obtain a legal proxy from that record holder. The presence, in person or by properly executed proxy, of the majority of common stock outstanding on the record date is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

Meeting Attendance: Please note that if you are attending the Annual Meeting in person, proof of Titan common stock ownership as of the record date must be presented, in addition to valid photo identification.

By Order of the Board of Directors,

/s/ MICHAEL G. TROYANOVICH
Quincy, Illinois	Michael G. Troyanovich
April 26, 2019	Secretary and General Counsel

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TITAN INTERNATIONAL, INC.

Meeting Date: June 12, 2019

GENERAL MATTERS

This Proxy Statement is being furnished to the stockholders of Titan International, Inc. (Titan or the Company) in connection with the solicitation of proxies by the Board of Directors of the Company (the Board of Directors) for use at the Annual Meeting of Stockholders (the Annual Meeting) to be held on June 12, 2019, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournment or postponement of that meeting. The Company is commencing mailing of the Notice of Internet Availability of Proxy Materials (the Notice), in lieu of a paper copy of this Proxy Statement, to its stockholders on or about April 26, 2019. In accordance with rules adopted by the Securities and Exchange Commission (the SEC), the Company may furnish proxy materials, including this Proxy Statement and its Annual Report, to its stockholders by providing access to such documents on the Internet instead of mailing printed copies. The Company has elected to provide its stockholders access to the Company’s proxy materials over the Internet; accordingly, most stockholders will not receive printed copies of these proxy materials unless they request them. Instead, the Notice, which was previously mailed to the Company’s stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy, including by telephone or over the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Although the Company's Annual Report to Stockholders, including Form 10-K, for the year ended December 31, 2018, has been made available to Titan stockholders in connection with the solicitation of proxies by the Board of Directors, it is not incorporated by reference into this Proxy Statement and shall not be deemed to be proxy soliciting material. In this Proxy Statement, unless the context requires otherwise, references to “we,” “our,” or “us” refer to Titan.

VOTING PROCEDURES

Qualifications to Vote
Only holders of shares of common stock of the Company (Common Stock) at the close of business on April 15, 2019 (the Record Date) will be entitled to receive notice of, and vote at, the Annual Meeting or any adjournment or postponement thereof. Shares of Common Stock held on the Record Date include shares that are held directly in the name of a holder of Common Stock (the Common Stockholders) as the registered stockholder of record on the Record Date and those shares of which the Common Stockholder is the beneficial owner on the Record Date and which are held through a broker, bank, or other institution, as nominee, on the Common Stockholder’s behalf (sometimes referred to as being held in “street name”), that is considered the stockholder of record of those shares.

Shares Entitled to Vote
On the Record Date, there were 60,000,370 shares of Common Stock outstanding, and there were no other outstanding classes of stock that will be entitled to vote at the Annual Meeting.

Votes per Share
Common Stockholders are entitled to one vote per share of Common Stock they held of record on the Record Date on each matter that may properly come before the Annual Meeting.

Proposals Requiring Vote; Board Recommendation
Common Stockholders are being asked to consider and vote upon the following matters:
Proposal #1: Election of Richard M. Cashin Jr., Gary L. Cowger, Albert J. Febbo, Peter B. McNitt, Mark H. Rachesky, MD, Paul G. Reitz, Anthony L. Soave, and Maurice M. Taylor Jr., as directors to serve for one-year terms and until their successors are elected and qualified;
Proposal #2: Ratification of the selection of Grant Thornton LLP by the Board of Directors as the independent registered public accounting firm to audit the Company's financial statements for the year ending December 31, 2018;
Proposal #3: Approval, in a non-binding advisory vote, of the compensation paid to the Company's named executive officers;
Proposal #4: Stockholder Proposal Regarding a Sale, Merger, or Other Disposition of the Company;
and such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. The Board of Directors unanimously recommends that you vote FOR each of Proposals #1, #2, and #3 and AGAINST Proposal #4.

Time and Place; Directions
The Annual Meeting of Stockholders of Titan will be held on Wednesday, June 12, 2019, at 10:00 a.m. Central Daylight Time, at Titan Tire Corporation, 2345 East Market Street, Des Moines, IA 50317. You may call Titan Tire Corporation at (515) 265-9404 for directions to the location of the Annual Meeting.

Attendance for Annual Meeting
Please note that if you are attending the Annual Meeting in person, proof of Common Stock ownership as of the Record Date must be presented, in addition to valid photo identification.

Voting by Stockholders of Record; Submitting Your Proxy
Common Stockholders are asked to vote their shares as promptly as possible. Common Stockholders of record on the Record Date are entitled to cast their votes in person at the Annual Meeting, by telephone or over the Internet, as described in the instructions in the Notice and these materials. If you requested to receive printed proxy materials by mail, you may also vote by completing, signing, dating and promptly returning your proxy card in the return envelope according to the instructions on the proxy card. If you submit your vote by telephone or Internet, you do not need to mail back a proxy card.

All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in the proxy. If no instructions are indicated, such proxies will be voted FOR each of Proposals #1, #2, and #3, AGAINST Proposal #4, and persons designated as proxies will vote with their best judgment on such other business as may properly come before the Annual Meeting. The Board of Directors does not know of any matters that will come before the Annual Meeting other than those described in the Notice of Annual Meeting attached to this Proxy Statement.

Voting by Beneficial Owners of Common Stock
If your shares are held in “street name,” your broker or other institution serving as nominee will send you a request for directions for voting those shares. Many brokers, banks, and other institutions serving as nominees (but not all) participate in a program that offers internet voting options and may provide you with a Notice of Internet Availability of Proxy Materials. Follow the instructions on the Notice of Internet Availability of Proxy Materials to access our proxy materials online or to request a paper or email copy of our proxy materials. If you received these proxy materials in paper form, the materials included a voting instruction card so you can instruct your broker or other nominee how to vote your shares. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a legal proxy from the organization that holds your shares giving you the right to vote your shares at the Annual Meeting.

For a discussion of rules regarding the voting of shares held by beneficial owners when you do not give voting instructions to your broker, please see “Broker Non-Votes” below.

Broker Non-Votes
Under the rules of the New York Stock Exchange (NYSE), member brokers that hold shares in “street name” for their customers that are the beneficial owners of those shares only have the authority to vote on certain “routine” items in the event that they have not received instructions from beneficial owners. Under NYSE rules, when a proposal is not a “routine” matter and a member broker has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm may not vote the shares on that proposal because it does not have discretionary authority to vote those shares on that matter. A “broker non-vote” is submitted when a broker returns a proxy card and indicates that, with respect to particular matters, it is not voting a specified number of shares on those matters, as it has not received voting instructions with respect to those shares from the beneficial owner and does not have discretionary authority to vote those shares on such matters. The shares of Common Stock as to which “broker non-votes” are submitted are not entitled to vote at the Annual Meeting with respect to the matters to which the “broker non-votes” apply. However, such shares will be included for purposes of determining whether a quorum is present at the Annual Meeting.

Quorum for Annual Meeting
There must be a quorum for the Annual Meeting to be held. The presence, in person or by properly executed proxy, of Common Stockholders holding a majority of the Common Stock outstanding on the Record Date is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” are counted as present in determining whether or not there is a quorum. If a quorum is not present at the time the Annual Meeting is convened, Common Stockholders representing a majority of the shares of Common Stock present, in person or represented by properly executed proxy, may adjourn the Annual Meeting.

Vote Required to Approve Proposals
Proposal #1: Election of each of Mr. Cashin, Mr. Cowger, Mr. Febbo, Mr. McNitt, Dr. Rachesky, Mr. Reitz, Mr. Soave and Mr. Taylor as directors requires the affirmative vote of Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

Proposal #2: Ratification of the selection of the independent registered public accounting firm of Grant Thornton LLP requires the affirmative vote of the Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

Proposal #3:
Approval of the non-binding advisory vote on executive compensation requires the affirmative vote of the Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting. Although the advisory vote on compensation paid to our named executive officers is non-binding, the Board of Directors will review the result of the vote and will take it into account in making a determination concerning executive compensation in the future.

Proposal #4:
Approval of the non-binding advisory vote on the stockholder proposal regarding a sale, merger or other disposition of the Company requires the affirmative vote of the Common Stockholders holding a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting. The shareholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting.

Abstentions are counted in the number of shares present in person or represented by proxy for purposes of determining whether a proposal has been approved and, as a result, are equivalent to votes against Proposal #2, Proposal #3, and Proposal #4. There will be no abstentions on Proposal #1. Brokers that do not receive instructions with respect to Proposal #1, Proposal #3, or Proposal #4 from their customers will not be entitled to vote on that proposal as each of such proposals is considered a “non-routine” matter; any such broker non-votes will not have any impact on the outcome of Proposal #1, Proposal #3 or Proposal #4. However, such shares representing the broker non-votes will be treated as shares present for purposes of determining whether a quorum is present. Because Proposal #2 is considered a “routine” matter, brokers have discretionary authority to vote on Proposal #2 in the absence of timely instructions from their customers. As a result, there will be no broker non-votes with respect to Proposal #2.

Revoking a Proxy
Any proxy given pursuant to this solicitation may be revoked at any time before it is voted. Common Stockholders may revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company a duly executed revocation (which must be received before the start of the Annual Meeting), submitting a new proxy bearing a later date by following the instructions provided in the Notice or the proxy card (which must be received before the start of the Annual Meeting) or voting in person by written ballot at the Annual Meeting. Attendance at the Annual Meeting will not of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to: Michael G. Troyanovich, Secretary and General Counsel of Titan International, Inc., 2701 Spruce Street, Quincy, Illinois 62301. If you are a beneficial owner, you may revoke your proxy and change your vote at any time before the Annual Meeting by: (i) submitting new voting instructions to your broker or other intermediary; or (ii) if you have obtained a legal proxy from your broker or other intermediary, by attending the Annual Meeting and voting in person by written ballot.

Company's Transfer Agent
Computershare Trust Company, N.A.    Physical address:
P.O. Box 505000                462 South 4th Street, Suite 1600
Louisville, KY 40233            Louisville, KY 40202

Stockholder Information: (877) 237-6882    Agent website: www.computershare.com/investor

Common Stock Data
The Common Stock is listed and traded on the New York Stock Exchange under the symbol TWI.

Vote Tabulation
Broadridge Investor Communication Services will be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy or in person at the Annual Meeting.

Voting Results
Titan will announce preliminary voting results at the Annual Meeting and publish final results by filing a Current Report on Form 8-K with the SEC.

Please Vote
Every stockholder's vote is important. Whether or not you intend to be present at the Annual Meeting, please vote your shares as promptly as possible in accordance with the instructions in the Notice and these materials. Common Stockholders of record on the record date are entitled to cast their votes in person at the Annual Meeting, by telephone or over the Internet, as described in the instructions in the Notice and these materials. If you requested to receive printed proxy materials by mail, you may also vote by completing, signing, dating and promptly returning your proxy card in the return envelope provided to you, which requires no postage if mailed in the United States.

Proxy Notice
Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Stockholders to be held on June 12, 2019.

The Notice of Internet Availability of Proxy Materials, the Proxy Statement and the Company's Annual Report to Stockholders, including Form 10-K, for the year ended December 31, 2018, are available at the Company's website, www.titan-intl.investorroom.com/sec-filings, and at www.proxyvote.com.

PROPOSAL #1 - Election of Directors

The Board of Directors recommends that stockholders vote FOR the election of each of Richard M. Cashin Jr., Gary L. Cowger, Albert J. Febbo, Peter B. McNitt, Mark H. Rachesky, MD, Paul G. Reitz, Anthony L. Soave, and Maurice M. Taylor Jr. as Directors to serve until the 2020 Annual Meeting.

The Board of Directors currently consists of eight directors with each of the directors elected annually to serve until the next annual meeting of stockholders, and until such director's successor is elected and qualified. The Board of Directors has determined that, with the exception of the Chairman of the Board (Mr. Taylor) and Paul G. Reitz, each of Richard M. Cashin Jr., Gary L. Cowger, Albert J. Febbo, Peter B. McNitt, Mark H. Rachesky, MD, and Anthony L. Soave meets the independence requirements for directors set forth in the NYSE listing standards. The Nominating Committee of the Board of Directors (the Nominating Committee) recommended to the Board of Directors the nomination of, and the Board of Directors is nominating, each of Richard M. Cashin Jr., Gary L. Cowger, Albert J. Febbo, Peter B. McNitt, Mark H. Rachesky, MD, Paul G. Reitz, Anthony L. Soave, and Maurice M. Taylor Jr. at the Annual Meeting for election as a director to serve until the 2020 Annual Meeting of Stockholders and until his successor is elected and qualified. Each of the nominees is currently a director serving on the Board of Directors and has consented to serve as a director if elected.

In the unexpected event that any nominee for director becomes unable or declines to serve before the Annual Meeting, it is intended that shares represented by proxies which are properly submitted will be voted for such substitute nominee as may be appointed by the Company's existing Board of Directors, as recommended by the Nominating Committee. The following is a brief description of the business experience of each of the nominees for at least the past five years.

Nominees

Richard M. Cashin Jr.
Richard (Dick) Cashin is President of OEP Capital Advisors LP (OEP), which manages $5 billion of investments and commitments on behalf of over 50 individual and institutional investors. OEP is an independent investment advisor, the former private equity investment arm of JP Morgan Chase (JPM), having completed a spin-out from JPM in January 2015. OEP and its predecessors have invested nearly $12 billion in over 80 investments.

During his fourteen-year tenure with JPM, Mr. Cashin was the Managing Partner of OEP. Prior to that, Mr. Cashin was Managing Partner of Cashin Capital Partners (April 2000-April 2001) and President of Citigroup Venture Capital, Ltd. (1980-2000, became President in 1994).  Dick serves on the Board of Tenax Aerospace. He is a Trustee of the American University in Cairo, Boys Club of New York, Brooklyn Museum, Central Park Conservancy, Jazz at Lincoln Center, National Rowing Foundation, and Newport Festivals Foundation. He is active in inner-city educational initiatives, Harvard fundraising and has served as Co-Chairman of his Harvard class for over 40 years.

Mr. Cashin, who is 66 years old, became a director of the Company in 1994. Mr. Cashin possesses particular knowledge and experience in finance, strategic planning, acquisitions and leadership of organizations that enhances the Board of Directors' overall qualifications. Mr. Cashin's experience with large mergers and acquisitions especially contributes to Titan's overall long-range plan.

Gary L. Cowger
Mr. Cowger is the chairman and CEO of GLC Ventures, LLC, a management consultancy on business, manufacturing and technology strategy, and global organizational structures and implementation. He serves on the board of directors of Delphi Technologies PLC, College for Creative Studies, and Kettering University (formerly known as General Motors Institute), where he was a past Chairman. Mr. Cowger has served as a board member of Tecumseh Products, Saturn Corporation, OnStar, Saab, Adam Opel, AG, GM of Canada, NUMMI, GMAC, and Delphi Automotive. He has also served on the board of the United Negro College Fund, the MIT North America Executive Board, the board of the Detroit Symphony, the governing board for the Leaders for Manufacturing at MIT, and the board of Focus Hope, and was the Co-Chair of the Martin Luther King Memorial Foundation Executive Leadership Cabinet with the Honorable Andrew Young. Mr. Cowger enjoyed a long-term career with General Motors from 1965 until his retirement in December 2009. He held senior positions at General Motors including President and Managing Director of GM de Mexico (1994-1997), Chairman of Adam Opel, AG (1998), Group Vice President of Manufacturing and Labor Relations (1999-2001), and President of GM North America (2001-2005). Mr. Cowger, who is 72 years old, became a director of the Company in January 2014. Mr. Cowger's global manufacturing background provides an informed perspective to the Company's global operations.

Albert J. Febbo
Mr. Febbo retired from General Electric (GE) in 1999 after 30 years with 18 years in sales and marketing leadership roles in GE's U.S. and European plastics business and 12 years as a corporate officer leading the GE automotive and corporate marketing teams. He is the founder of and is a partner in BOOMVOTE.COM, a social networking internet business. Mr. Febbo, who is 79 years old, became a director of the Company in 1993. He is on the Advisory Board of Titan's independent audit firm, Grant Thornton LLP. Mr. Febbo possesses particular knowledge and experience in sales, distribution, marketing, and leadership in global organizations that enhances the Board of Directors' overall qualifications. Mr. Febbo's tenure at such a large and complex organization as GE affords him valuable perspective as Titan expands and changes. Mr. Febbo's marketing experience in the plastics and automotive industries provides a valuable contribution to the Company's long-range planning.

Peter B. McNitt
Mr. McNitt retired as the Vice Chair of BMO Harris Bank in 2018, a position he had held since 2006. As part of BMO Harris Bank’s executive leadership team, he had a wide range of responsibilities focusing the organization on delivering the full breadth of wealth, commercial, and investment banking capabilities to the bank's customers. He had direct responsibility for strategic initiatives that both strengthen BMO Harris' capabilities around customer focus and development and expand the bank's market visibility and presence. Prior to becoming Vice Chair, Mr. McNitt led BMO Harris' U.S. Corporate Banking as Executive Vice President and U.S. Investment Banking as Executive Managing Director. He is on the Board of Directors of each of Hub Group, Inc., Old Republic International Corporation, and Youth Guidance, is the past Chair and current Member of the Board of Managers for the YMCA of Metropolitan Chicago, and serves on the Board of Trustees of WTTW. Mr. McNitt also served on the Board of Directors of the Chicagoland Chamber of Commerce through 2015. Mr. McNitt, who is 64 years old, became a director of the Company in 2013. Mr. McNitt has a good working knowledge of the Company's business and history through his involvement with banking activity with Titan in the past. Mr. McNitt adds a great deal of financial expertise to Titan's Board. Mr. McNitt has 40 years of experience as an executive in the banking industry, during which time he has regularly analyzed financial statements and dealt with audit statements and audit functions.

Mark H. Rachesky, MD
Dr. Rachesky is the Founder and Chief Investment Officer of MHR Fund Management LLC, a New York-based investment firm that takes a private equity approach to investing.  MHR manages approximately $5 billion of capital and has holdings in public and private companies in a variety of industries.  Dr. Rachesky is Chairman of the Board of Directors of Lions Gate Entertainment Corp., Loral Space & Communications Inc., and Telesat Canada, and serves on the Board of Directors of Emisphere Technologies, Inc. and Navistar International Corporation.  He has also previously served as a director of Leap Wireless International, Inc.  Dr. Rachesky holds an MBA from the Stanford University School of Business, an MD from the Stanford University School of Medicine and a BA in Molecular Aspects of Cancer from the University of Pennsylvania.  Dr. Rachesky, who is 60 years old, became a director of the Company in June 2015.  Dr. Rachesky has demonstrated leadership skills as well as extensive financial expertise and broad-based business knowledge and relationships.  In addition, Dr. Rachesky has significant expertise and perspective as a member of the board of directors of private and public companies engaged in a wide range of businesses.

Paul G. Reitz
Mr. Reitz joined the Company in 2010 as Chief Financial Officer, became President in February 2014, and was named Chief Executive Officer (CEO) effective in January 2017. Prior to joining Titan, he was the Chief Accounting Officer for Carmike Cinemas based in Columbus, Georgia. He has also held leadership positions with McLeodUSA Publishing, Yellow Book USA Inc., and Deloitte and Touche LLP. He has a Master's of Business Administration Degree from the University of Iowa and a Bachelor of Business Administration Degree from Northwood University. He is on the Board of Directors of Wheels India Limited and Culver-Stockton College. Mr. Reitz, who is 46 years old, was appointed to the Board of Directors in December 2017. Mr. Reitz has held leadership roles on both the financial and operational sides of Titan. This experience has provided Mr. Reitz with an extensive knowledge of the opportunities available to and challenges involved in Titan's business.

Anthony L. Soave
Mr. Soave is President, Chief Executive Officer and founder of Soave Enterprises LLC, a privately held, Detroit-headquartered company comprised of numerous holdings in the real estate development, environmental and industrial services, metals recycling, agriculture, and automotive retailing industries, among others. Mr. Soave has held this position since 1998. From 1974 to 1998, he served as President and Chief Executive Officer of Detroit-based City Management Corporation, which he founded. Mr. Soave, who is 79 years old, became a director of the Company in 1994. Mr. Soave possesses particular knowledge and experience in sales, distribution, and leadership in diversified businesses that enhances the Board of Directors' overall qualifications. Mr. Soave's experiences in building businesses from the ground up contribute to the dynamic of Titan's entrepreneurial spirit. Mr. Soave's operational and distribution background further assist with the Company's direction.

Maurice M. Taylor Jr.
Mr. Taylor is Chairman of the Company's Board of Directors. Mr. Taylor retired as Chief Executive Officer of the Company in December 2016, a position that he held since 1990. Mr. Taylor has served as a director of Titan International, Inc. since 1990, when Titan was acquired in a leveraged buyout by Mr. Taylor and other investors. Mr. Taylor, who owned 53% of Titan at the time, took the Company public in 1992 on NASDAQ and, in 1993, moved Titan to the NYSE. Mr. Taylor, who is 74 years old, has been in the manufacturing business for more than 50 years and has a bachelor's degree in engineering. He is also a journeyman tool and die maker as well as a certified welder. Mr. Taylor's work experiences provide in-depth knowledge and experience in sales, manufacturing, engineering, and innovation that enhances the Board of Directors' overall qualifications. Mr. Taylor's extensive background with the Company has given him a breadth of insight into Titan's markets and the requirements of end users. With Mr. Taylor's knowledge and a management style that constantly re-evaluates short-term goals, Titan is able to adapt quickly to changing conditions. Mr. Taylor picked up the nickname of "The Grizz," so the mascot of Titan International is a version of a friendly Grizz bear. In 1996, Mr. Taylor ran as a Republican candidate for President of the United States, campaigning to bring sound fiscal management and business know-how to Washington.

PROPOSAL #2 - Ratification of Independent Registered Public Accounting Firm of
Grant Thornton LLP

The Board of Directors recommends that stockholders vote FOR the ratification of the selection of the independent registered public accounting firm, Grant Thornton LLP, to audit the consolidated financial statements of the Company and its subsidiaries for the year ending December 31, 2019.

Grant Thornton LLP served the Company as the independent registered public accounting firm during the year ended December 31, 2018, and has been selected by the Audit Committee of the Board of Directors (the Audit Committee) to serve as the independent registered public accounting firm for the present year ending December 31, 2019. Grant Thornton LLP has served the Company in this capacity since 2012.

If stockholders fail to ratify the selection of Grant Thornton LLP, the Audit Committee will consider this fact when selecting an independent registered public accounting firm for the audit year ending December 31, 2020.

A representative from Grant Thornton LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions of stockholders in attendance.

PROPOSAL #3 - Approval, in a Non-Binding Advisory Vote, of the Compensation Paid to the Named Executive Officers

As required by Section 14A of the Securities Exchange Act of 1934, the Company is providing stockholders with the opportunity to vote, on a non-binding advisory basis, on a resolution approving the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the rules of the SEC, included in the “Compensation Discussion and Analysis” section and the compensation tables and narrative discussion contained in the “Compensation of Executive Officers” section of this Proxy Statement.

As described in the "Compensation Discussion and Analysis" section, the objectives of the Company's compensation program are to attract and retain individuals with the necessary skills that are vital to the long-term success of Titan. The compensation program is designed to be fair and just to both the Company and the individual. The overall goal of the Company's compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to the long-term success of the Company. Stockholders are encouraged to review the “Compensation Discussion and Analysis” and “Compensation of Executive Officers” sections of this Proxy Statement for additional information regarding the Company's executive compensation.

The Board of Directors is requesting the support of Titan's stockholders for the executive compensation as disclosed in the “Compensation Discussion and Analysis” and “Compensation of Executive Officers” sections of this Proxy Statement. This proposal gives the Company's stockholders the opportunity to express their views on the executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and the overall compensation objectives and philosophy described in this Proxy Statement.

The Board of Directors recommends that stockholders vote FOR the approval, in a non-binding advisory vote, of the compensation paid to the named executive officers and the following resolution:

“RESOLVED, that the compensation of the Company's Named Executive Officers as described in the Company's definitive Proxy Statement for the Company's 2019 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the sections entitled 'Compensation Discussion and Analysis' and 'Compensation of Executive Officers,' is hereby APPROVED.”

The vote on the compensation of our executive officers, commonly referred to as "say-on-pay," is advisory and not binding on the Company, the Board of Directors, or the Compensation Committee of the Board of Directors (the Compensation Committee). The final decision on the compensation and benefits of our executive officers and on whether, and, if so, how, to address any stockholder approval or disapproval of executive compensation remains with the Board of Directors and the Compensation Committee. However, the Board of Directors and the Compensation Committee value the opinions of the Company’s stockholders as expressed through their votes and other communications, and will consider the outcome of this vote, together with other relevant factors, when making future compensation decisions for the named executive officers.

The Board of Directors previously determined that the Company will hold an advisory vote on executive compensation annually.

PROPOSAL #4 - Stockholder Proposal Regarding a Sale, Merger, or Other Disposition of the Company

The Company received the following resolution, along with supporting statement, submitted by Peter Kross Trust UAD 11/25/1985, Peter Kross as Trustee, the beneficial owner of more than $2,000 in market value of Titan common stock. The Company is including this stockholder proposal in this Proxy Statement in accordance with Rule 14a-8 under the Exchange Act, printed verbatim from its submission, and Titan and its Board of Directors (the "Board") accept no responsibility for the following resolutions or supporting statement.

Stockholder Proposal
RESOLVED, that the stockholders hereby inform the Board of Directors of Titan International, Inc. (the "Company"), that the stockholders recommend that the Board of Directors immediately take the necessary steps to achieve a sale, merger, or other disposition of the Company on terms that will maximize stockholder value as expeditiously as possible.

SUPPORTING STATEMENT

The pursuit of a sale, merger, or other disposition of the Company is warranted in light of Titan’s persistent underperformance. For the one-year period ended November 30, 2018, the Company has declined by -45.5%, and for the two-year period ended November 30, 2018, the Company has declined by -43.4%, while the S&P 500 has appreciated by +6.2% for the one-year period ended November 30, 2018, and +30.5% for the two-year period ended November 30, 2018.

As a small capitalization company, with a market capitalization of less than $350 million, with operations in many places in the world, management is not able to effectively manage the Company, as evidenced by the Company’s lack of performance. Consequently, they should act to sell, merge, or dispose of the Company on terms that will maximize stockholder value.

TITAN STATEMENT IN OPPOSITION

The Board unanimously recommends that stockholders vote AGAINST this proposal.

The Board has carefully considered the proposal and, for the reasons described below, has concluded that its adoption would not be in the best interests of the Company or its stockholders and would instead be inconsistent with the proposal’s stated goal of maximizing stockholder value.

The proponent’s supporting statement focuses on the trading price for the Company’s common stock over the two-year period ended November 30, 2018, as compared to the S&P 500 Index over the same period, as "evidence of the Company’s "lack of performance". The Board believes that the trading price of a company’s common stock, and in particular a comparison only to the S&P 500 Index, which involves averaging stock prices of companies that do not compete in the same industries as the Company, represents only one of many measures by which a company’s performance can or should be evaluated. Stock prices for companies that engage in business in the industries in which the Company competes fluctuate based on a number of factors, many of which are outside of a company’s control, including geographic factors, changes in government regulations and policies, domestic and worldwide economic conditions, currency exchange rates and commodity prices, and seasonality. Further, the Board believes that evaluating the Company’s performance, and whether a sale, merger, or other disposition as expeditiously as possible would in fact maximize stockholder value, requires a more comprehensive review, beyond a limited comparison of the Company’s stock price. For example, the Company believes it has made significant progress with respect to its financial performance. The Company has continued to focus on implementing operational improvements and making strategic investments over the past few years, which have contributed to growth in the Company’s net sales and adjusted EBITDA in each of the past two years, with net sales increasing more than twenty-six percent and adjusted EBITDA increasing by more than two and one-half times, in each case when comparing full-year results for 2018 with those for 2016.

The Board and the Company’s management are focused on strengthening the Company and positioning the Company to take advantage of opportunities that grow long-term stockholder value. Market value may at times diverge from a company’s intrinsic or long-term value, requiring thorough consideration and careful selection and implementation of strategic alternatives, so as to avoid damaging stockholders’ long-term interests. In this regard, the Board believes the best course of action is to continue to focus management’s time and energy on operating the Company’s business, addressing challenges and improving business opportunities. As such, the Board believes that publicly and actively seeking a buyer under current circumstances would be a distraction and shift focus away from its central goals. Recent market conditions have also not been conducive to mergers or sales within the industries in which the Company operates, and such transactions may result in stockholders receiving consideration well below actual share values. While no one can predict when market conditions and/or the Company’s stock price will improve or the degree of such improvement, the Board believes the Company’s long-term value is significantly greater than its current market price and that any merger, sale or other disruption as contemplated by this proposal, under current circumstances, would be unlikely to yield a fair price for the Company’s stockholders.

Moreover, the Board believes that compelling the Company to "immediately take the necessary steps to achieve a sale, merger, or other disposition of the Company," as compared to the Board taking measured steps and using its discretion to evaluate and establish the terms, including timing, for a transaction, if any, that would be in the best interests of stockholders, could adversely affect the value of any such transaction by creating the impression that the Company is under pressure to sell and that the Board would accept a lower price as a result. Under such circumstances, potential purchasers may make lower offers than they otherwise would have if the Company was not forced to achieve a sale. Further, the Board believes that being forced to immediately seek a sale, merger, or other disposition, as contemplated by the proposal, would put the Board in the worst possible bargaining position and restrict its ability to rigorously examine other strategic alternatives that may ultimately prove to be in the best interests of stockholders.

The Board believes that the Company’s operations and performance, and thus stockholder value, are also dependent on the Company’s ability to build and maintain strong relationships with employees, customers and suppliers. Adoption of the proposal could create uncertainty regarding the Company’s future and undermine those relationships. It may be difficult to motivate employees to develop new business or otherwise pursue the Company’s growth initiatives if employees are faced with the possibility of losing their jobs, and it may be harder to retain high-quality employees, as uncertainty in their futures and the future of the Company could cause them to seek better job security. These unintended consequences may adversely impact the Company’s ability to operate effectively, resulting in a decline in revenues and profits. It may also become harder for the Company to enter into arrangements with third parties and to attract new business from customers if the Company faces an uncertain future.

The Board regularly monitors the Company’s business, including the industries in which the Company competes, and financial performance and reviews the Company’s strategy for creating long-term value for all stockholders, which includes monitoring the market, from time to time, for advantageous opportunities for the Company to engage in strategic transactions. For example, as previously announced in the first quarter of 2019, the Company began evaluating strategic alternatives with respect to Italtractor ITM S.p.A., one of the Company's subsidiaries that designs and produces steel track and undercarriages for the construction, mining and agricultural markets. In that regard, the Company maintains relationships with recognized investment banking firms and the Board believes it is appropriately advised on, and capable of reaching decisions with respect to, strategic initiatives in the best interests of all stockholders of the Company. Accordingly, the Board believes it is in the best and most informed position to evaluate all of the options that may be available to the Company, including if, when, and under what terms and conditions a sale, merger, or other disposition of the Company should be considered.

For the reasons outlined above, the Board does not believe that the stockholder proposal is in the best interests of the Company or the stockholders and unanimously recommends that stockholders vote "AGAINST" this proposal.

OTHER BUSINESS

The Board of Directors does not intend to present at the Annual Meeting any business other than the items stated in the “Notice of Annual Meeting of Stockholders” and does not know of any matters to be brought before the Annual Meeting other than those referred to above. If, however, any other matters properly come before the Annual Meeting requiring a stockholder vote, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

AUDIT AND OTHER FEES

The Audit Committee of the Board of Directors engaged the independent registered public accounting firm of Grant Thornton LLP as independent accountants to audit the Company's consolidated financial statements for the fiscal year ending December 31, 2018. Fees paid to the independent registered public accounting firm of Grant Thornton LLP included the following:

Audit Fees: For the years ended December 31, 2018 and 2017, Grant Thornton LLP billed the Company $2,090,063 and $2,058,815, respectively, for professional services rendered for the audit of the Company's annual consolidated financial statements included in the Company's Form 10-K, including fees related to the audit of internal controls in connection with the Sarbanes-Oxley Act of 2002, reviews of the quarterly financial statements included in the Company's Form 10-Q reports, and statutory audits of foreign subsidiaries.

Audit-Related Fees: For the years ended December 31, 2018 and 2017, Grant Thornton LLP billed the Company $40,000 and $85,163, respectively, for professional services rendered related to the Company's Form S-4 and offering of senior secured notes.

All Other Fees: In addition to the fees detailed above, out-of-pocket and administrative fees paid to Grant Thornton LLP totaled $269.024 and $321,732 for the years ended December 31, 2018 and 2017, respectively.

	2018	2017
Audit Fees	$2,090,063	$2,058,815
Audit-Related Fees: Senior secured notes offering, Employee benefit plan compliance and Consultations	40,000	85,163
Tax Fees	—	—
All Other Fees	269,024	321,732
Total	$2,399,087	$2,465,710

Audit Committee Pre-Approval: All of the services provided by Grant Thornton LLP for each of 2018 and 2017 were pre-approved by the Audit Committee as required by and described in the Audit Committee's Charter.

AUDIT COMMITTEE REPORT

In connection with the filing and preparation of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, the Audit Committee reviewed and discussed the audited financial statements with the Company’s management and its independent auditors, including meetings where the Company’s management was not present.

The Audit Committee selected Grant Thornton LLP (GT) to serve as the independent registered public accounting firm for the Company for 2018 with stockholders' approval. The Audit Committee has discussed the issue of independence with GT and is satisfied that they have met the independence requirement including receipt of the written disclosures and the letter from GT as required by PCAOB Rule 3526 (Public Company Accounting Oversight Board Rule 3526, Communications with Audit Committees Concerning Independence). The Audit Committee has discussed with GT the matters required by Auditing Standard No. 1301, Communications with Audit Committees.

The Audit Committee meets independently with GT to discuss the accounting principles applied by management and to discuss the quality of the Company's internal audit function. GT reported to the Audit Committee that there were no unresolved matters with management to report. The Audit Committee has established procedures for the receipt, retention and treatment of complaints relating to the Company. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in those fields, but make every effort to test the veracity of facts and accounting principles applied by management.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

Members of the Audit Committee:

Albert J. Febbo, Chairman
Gary L. Cowger
Peter B. McNitt

COMPENSATION OF DIRECTORS

The Company can use the combination of cash and stock-based incentive compensation to attract and retain qualified directors to serve on the Board of Directors. In setting director compensation, the Company considers the amount of time and skill level required by the directors in fulfilling their duties to the Company.

Each non-employee director of the Company receives an annual director fee of $100,000. In lieu of this annual director fee, under the Titan International, Inc. 2005 Equity Incentive Plan, each non-employee director of the Company may receive a non-discretionary grant of stock options for 20,000 shares of Common Stock at the conclusion of each Annual Meeting of Stockholders at which such director is elected or re-elected. Such options are immediately vested and exercisable upon the date of grant and expire ten years from the date of the grant.

The Audit Committee Chairman receives an additional $22,500 annual cash payment while each Chairman of the Compensation Committee, the Corporate Governance Committee of the Board of Directors (the Corporate Governance Committee), and the Nominating Committee receives an additional $15,000 annual cash payment for such person's service in those positions. The "audit committee financial expert" serving on the Audit Committee receives an additional $7,500 annual cash payment for this role. The Company also pays each director a fee of $500 for each Board of Directors or committee meeting attended. Titan also reimburses directors for out-of-pocket expenses related to their attendance at such meetings.

Annual Director Fee	Audit Committee Chairman Fee	Other Committee Chairman Fee	Audit Committee Financial Expert Fee	Meeting Fee
$100,000	$22,500	$15,000	$7,500	$500

The Company does not have any consulting contracts or arrangements with any of its directors. At December 31, 2018, the directors beneficially owned, in the aggregate, approximately 17.8% of the outstanding shares of Common Stock.

DIRECTOR COMPENSATION TABLE FOR 2018

The table below summarizes the compensation earned by each member of the Board of Directors (other than Paul G. Reitz, Titan's President and Chief Executive Officer) for service on the Board of Directors for 2018. For a summary of the compensation earned by Mr. Reitz, see "Compensation of Executive Officers" below.

Name of Director	Fees Earned or Paid in Cash	Option Awards (a)	All Other Compensation (b)	Total
Richard M. Cashin Jr.	$18,500	116,983	31,734	$167,217
Gary L. Cowger	125,500	─	—	125,500
Albert J. Febbo	133,000	─	—	133,000
Peter B. McNitt	133,000	─	—	133,000
Mark H. Rachesky, MD	5,500	116,983	—	122,483
Anthony L. Soave	5,500	116,983	—	122,483
Maurice M. Taylor Jr.	4,500	116,983	—	121,483

(a)
The amounts included in the “Option Awards” column represent the grant date fair value of stock option awards determined in accordance with Accounting Standards Codification (ASC) 718 Compensation - Stock Compensation. The aggregate number of shares underlying unexercised options outstanding as of December 31, 2018 for each member of the Board of Directors (other than Mr. Reitz, Titan's President and Chief Executive Officer), as applicable, was as follows: Mr. Cashin - 145,000 shares; Dr. Rachesky - 99,000 shares; Mr. Soave - 145,000 shares; and Mr. Taylor - 49,200 shares. None of Messrs. Cowger, Febbo or McNitt held any options to purchase shares of Common Stock as of December 31, 2018.

(b)	All other compensation amounts represent personal usage of corporate aircraft. Income is imputed to the user of the aircraft based on Standard Industry Fare Level (SIFL) rates.

COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS

The following table summarizes the current membership of each committee of the Board of Directors and the number of meetings held by each committee during 2018:

Name of Director	Board of Directors	Audit Committee	Compensation Committee	Nominating Committee	Corporate Governance Committee
Richard M. Cashin Jr.	X	─	Chair	X	X
Gary L. Cowger	X	X	X	Chair	X
Albert J. Febbo	X	Chair	X	X	X
Peter B. McNitt	X	X	X	X	Chair
Mark H. Rachesky, MD	X	─	X	X	X
Paul G. Reitz	X	─	─	─	─
Anthony L. Soave	X	─	X	X	X
Maurice M. Taylor Jr.	Chair	─	─	─	─

2018 Meetings	9	8	1	2	2

X - Member of the Board of Directors or applicable Committee
Chair - Chairman of the Board of Directors or applicable Committee
─ - Not a member of applicable Committee

Board of Directors
The Board of Directors approves nominees for election as directors. Each current director who served on the Board of Directors during 2018 attended 75% or more of (i) the aggregate number of meetings of the Board of Directors during the period in which such individual was a director and (ii) the aggregate number of meetings of committees on which such director served during 2018 with the exception of Mr. Cashin who attended seven of the 14 applicable Board of Directors meetings. The Board of Directors and committee meetings are presided over by the applicable Chairman. If the Chairman is unavailable, the directors present appoint a temporary Chairman to preside at the meeting.

Audit Committee
The Audit Committee was composed of three independent non-employee directors during 2018. The Board of Directors has determined that each of the members of the Audit Committee satisfies the requirements of the NYSE with respect to independence, accounting or financial-related expertise, and financial literacy. Mr. McNitt qualifies as an "audit committee financial expert" as defined in the SEC rules under the Sarbanes-Oxley Act of 2002.

The Audit Committee retains the independent registered public accounting firm to perform audit and non-audit services, reviews the scope and results of such services, consults with the internal audit staff, reviews with management and the independent registered public accounting firm any recommendations of the auditors regarding changes and improvements in the Company's accounting procedures and controls and management's response thereto, and reports to the Board of Directors. The Audit Committee meets quarterly with members of management, internal audit, and the independent registered public accounting firm, individually and together, to review and approve the financial press releases and periodic reports on Form 10-Q and Form 10-K prior to their filing and release. The Audit Committee operates under a written charter, which was amended and restated on June 2, 2016, and is available on the Company's website: www.titan-intl.com. In September 2016, Titan entered into an Audit Committee Observer Agreement (the Observer Agreement) with, among others, MHR Institutional Partners III LP, MHR Capital Partners Master Account LP, MHR Capital Partners (100) LP, MHR Institutional Advisors III LLC, MHR Advisors LLC, MHR LLC, MHR Fund Management LLC, MHR Holdings LLC, and Mark H. Rachesky (collectively, the MHR Entities) that permits the MHR Entities to designate an observer of the Audit Committee. Michael Sirignano served as the observer under the Observer Agreement through March 14, 2018. Mr. David Gutterman was designated to serve effective as of March 14, 2018, and as of the date of this Proxy Statement serves as the observer pursuant to the Observer Agreement.

Compensation Committee
The Compensation Committee provides oversight of all of Titan's executive compensation and benefit programs. The Compensation Committee reviews and approves and makes recommendations accordingly to the Board of Directors regarding, the salaries and all other forms of compensation of the Company's executive officers, including reviewing and approving corporate goals and objectives with respect to executive officer compensation. The Compensation Committee is responsible for the adoption of, the administration of, and making awards under, the Company’s equity compensation plans, to the extent provided for by any such plan. The Compensation Committee is also primarily responsible for reviewing the non-employee director compensation program and recommending any changes to the program to the Board of Directors.

Nominating Committee
The Nominating Committee recommended to the Board of Directors that each of Richard M. Cashin Jr., Gary L. Cowger, Albert J. Febbo, Peter B. McNitt, Mark H. Rachesky, MD, Paul G. Reitz, Anthony L. Soave, and Maurice M. Taylor Jr. stand for re-election as directors based on approved criteria. See Proposal #1 for further information regarding these director nominees.

Pursuant to its charter, the Nominating Committee is responsible for the following: (i) identification of individuals qualified to become Directors of the Company; (ii) seeking to address vacancies on the Board of Directors by actively considering candidates that bring a diversity of background and opinion; (iii) considering director candidates on merit and considering the benefits of all aspects of diversity when recommending such candidates to serve as new directors; (iv) developing a process for annual evaluation of the Board of Directors and its committees; and (v) reviewing the Board of Directors' committee structure and composition to make annual recommendations to the Board of Directors regarding the appointment of directors to serve as members of each committee and as committee chairpersons.

Corporate Governance Committee
Pursuant to its charter, the Corporate Governance Committee is responsible for the following: (i) development and recommendation of a set of corporate governance guidelines; (ii) oversight of the Company's corporate governance practices and procedures; (iii) evaluation of the Corporate Governance Committee and its success in meeting the requirements of its charter; (iv) development and oversight of a Company orientation program for new directors and continuing education program for current directors; (v) review and discussion with management of disclosure of the Company's corporate governance practices; (vi) monitoring compliance with the Company's Code of Business Conduct; and (vii) reviewing transactions between the Company and any related persons.

BOARD LEADERSHIP STRUCTURE

The Company's Board of Directors is currently comprised of seven non-employee directors and Mr. Reitz, Titan's President and CEO, who was appointed to the Board of Directors in December 2017. Mr. Taylor, the Chairman of the Board, served as Chief Executive Officer until his retirement in 2016. Mr. Taylor has served as Chairman of the Board since 2005, and has been a member of the Board of Directors since 1993, when Titan first became a public company. The Company believes that the number of independent, experienced directors that make up the Board of Directors benefits Titan and its stockholders.

While the Board of Directors does not have a formal policy requiring the separation of the positions of Chairman of the Board and Chief Executive Officer, the roles of the Chairman of the Board and the Chief Executive Officer are currently separated. The Company believes that this structure is the best governance model for the Company at this time as the Chairman of the Board, Mr. Taylor, is able to focus on Board matters with the insight and experience gained from years of being the Company's Chief Executive Officer, allowing the current President and Chief Executive Officer, Mr. Reitz, to focus on the Company's operations. The Board of Directors believes Titan is well-served by the current leadership structure.

The Board of Directors conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board of Directors evaluates whether the current leadership structure continues to be advantageous for Titan and its stockholders.

Risk Oversight
The Board of Directors is responsible for overseeing Titan's Enterprise Risk Management (ERM) process. The Board of Directors focuses on Titan's ERM strategy and the most significant risks facing Titan from strategic, financial, operational and legal perspectives considering impact, likelihood and velocity. The Board of Directors evaluates whether appropriate risk mitigation strategies are implemented by management and are effective. The Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. The Board of Directors works with the Audit Committee in its oversight of Titan's ERM process. The Audit Committee Chairman reviews with management (i) policies with respect to risk assessment and management of risks that may be material to the Company, (ii) Titan's system of disclosure controls and system of internal controls over financial reporting, and (iii) Titan's compliance with legal and regulatory requirements. The Company's other Board committees also consider and address risk as they perform their respective committee responsibilities, including evaluation of risks relating to the Company's compensation programs and corporate governance standards. Each of the committees reports to the full Board of Directors as appropriate, including when a matter rises to the level of a material risk.

Titan's management is responsible for day-to-day risk management. The Company's Internal Audit team reports functionally to the Audit Committee and administratively to the Chief Financial Officer and serves as the primary monitoring and testing function for company-wide policies and procedures. The Chief Financial Officer and the Internal Audit team manage the day-to-day oversight of the ERM strategy for ongoing business described above.

The Board of Directors believes the risk management responsibilities detailed above are an effective approach for addressing the risks facing the Company at this time.

Risks Relating to Employee Compensation Policies and Practices
The Board of Directors believes that the risks relating to the Company's compensation policies and practices for Titan employees are not reasonably likely to have a material adverse effect on the Company at this time.
In examining risks relating to employee compensation policies and practices, the Company considered the following factors:

•	The Company is an industrial manufacturer; in the Company's opinion, this business does not lend itself to or incentivize significant risk-taking by Company employees.

•
The compensation practices for the Company's non-bargaining employees and management have been established over several decades; in the Company's opinion, these practices have not promoted significant risk-taking.

•	The Company does not have a history of material changes in compensation that would have a material adverse effect on the Company related to risk management practices and risk-taking incentives.

DIRECTOR NOMINATION PROCESS

The Nominating Committee and other members of the Board of Directors identify candidates for consideration by the Nominating Committee for election to the Board of Directors. An executive search firm may also be utilized to identify qualified director candidates for consideration.

The Nominating Committee evaluates candidates from any reasonable source, including stockholder recommendations and recommendations from current directors and executive officers, based on the qualifications for a director described in its charter. These considerations include, among other things, merit, expected contributions to the Board of Directors, whether the candidate meets the independence standards of the SEC and the NYSE, and a diversity of background and opinion, with diversity being broadly considered by the Board of Directors to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, including gender, race and ethnicity differences, as well as other differentiating characteristics such as organizational experience, professional experience, education, cultural and other background, viewpoint, skills and other personal qualities. The Nominating Committee then presents qualified candidates to the full Board of Directors for consideration and selection.

The Nominating Committee will consider nominees for election to the Board of Directors that are recommended by stockholders, applying the same criteria for candidates as discussed above. Under Rule 14a-8 under the Exchange Act, any stockholder nominations for election as directors at the 2019 Annual Meeting must be delivered to the Nominating Committee, c/o Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, Illinois, 62301, not later than December 28, 2019 to be eligible for inclusion in Titan’s proxy statement and form of proxy related to the 2019 Annual Meeting of Stockholders.

Involvement in Legal Proceedings
The Company is not aware of any events with respect to any director or executive officer of the Company requiring disclosure under Item 401(f) of Regulation S-K that are material to an evaluation of the ability or integrity of any director or executive officer.

COMPENSATION DISCUSSION AND ANALYSIS

Overview
This Compensation Discussion and Analysis describes the compensation policies and determinations that apply to the Company's named executive officers. The Compensation Committee is empowered to review and approve the annual compensation package for the Company's named executive officers. The named executive officers for 2018 were as follows:

Position	Name
President and Chief Executive Officer	Paul G. Reitz
Current SVP and Chief Financial Officer (from June 14, 2018)	David A. Martin
Interim Chief Financial Officer (May 2 to June 14, 2018)	Amy S. Evans
Former Chief Financial Officer (until May 2, 2018)	James M. Froisland
Secretary & General Counsel	Michael G. Troyanovich

Objective
The objectives of the Company's compensation program are to attract and retain individuals with the necessary skills that are vital to the long-term success of the Company. To achieve these objectives, the compensation program is designed to be fair to both the Company and the individual. Consideration is given to the individual's overall responsibilities, qualifications, experience, and job performance.

Philosophy
The overall goal of the Company's compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to its long-term success. The Compensation Committee believes that executive compensation should be designed to promote the long-term economic goals of the Company. Accordingly, an important component of the Compensation Committee's compensation philosophy is to align the financial interests of the Company's executive officers with those of the Company's stockholders. The philosophy of the Compensation Committee as it relates to executive compensation is that the CEO and other executive officers should be compensated at competitive levels sufficient to attract, motivate, and retain talented executives who are capable of leading the Company in achieving its business objectives in an industry facing increasing competition and change. To that end, the Compensation Committee has determined that the compensation package for executive officers shall consist of the following components reflecting a mix of fixed and variable compensation, as well as cash and equity compensation, with the amount and mix of compensation for named executive officers established pursuant to the terms of applicable employment agreements and otherwise determined by the Compensation Committee, as described below:

•	Base salaries to reflect responsibility, experience, tenure, and performance of executive officers;

•	Cash bonus awards, when applicable, to reward performance for strategic business objectives and individual objectives;

•	Long-term incentive compensation, when applicable, to emphasize business and individual objectives; and

•	Other benefits as deemed appropriate to be competitive in the marketplace.

See “Employment Agreements” for a description of the employment agreements to which the named executive officers are party. In addition to reviewing the compensation of executive officers against competitive market data that is publicly available, the Compensation Committee also considers recommendations from the Company's CEO regarding the total compensation for the other named executive officers. The Compensation Committee also considered the historical compensation of each named executive officer, from both a base salary and total compensation package perspective, in setting the 2018 compensation for the executives.

Compensation Committee Charter
The Compensation Committee has a charter to assist in carrying out its responsibilities. The Compensation Committee reviews the charter and the guidelines contained therein on an annual basis and makes any modifications as it deems necessary. The Compensation Committee Charter is available on our website at www.titan-intl.com.

Executive Compensation Decision-Making
The Company's management provides the Compensation Committee with historical compensation information relating to the executive officers to assist the Compensation Committee in formulating the named executive officer’s compensation. The Board of Directors has four members that have extensive manufacturing experience and two members that have extensive global financial market experience. The Compensation Committee consults with other members of the Board of Directors regarding what is occurring in their markets relating to compensation. The Compensation Committee considers competitors, markets, and individual performance, as well as the Company’s performance when making salary adjustments and bonus awards. The information provided to the Compensation Committee includes items such as base salary, bonus, and equity-based awards. The Compensation Committee takes into account the historical trend of each element of compensation and the total compensation for each year in connection with its decision about proposed compensation amounts. The Compensation Committee sets all compensation with regard to the CEO of the Company. For the other named executive officers of the Company, the Compensation Committee receives recommendations from the CEO which it considers when setting compensation for these individuals. The Compensation Committee members communicate with others in their own marketplaces to compare salaries and compensation packages. They also review Company competitors to see what is being paid to other executives in like fields.

The Compensation Committee has the authority to engage compensation consultants to assist with designing compensation for the named executive officers. In 2018, the Compensation Committee utilized information obtained from Equilar, a software tool that compiles executive compensation information, which compared each named executive officer to a selected group for base salary and total compensation. Equilar obtains executive compensation information from public proxy data as a resource for referencing executive compensation to aid customers with their compensation programs. As the Company is a manufacturer in the off-highway industry, the selected group includes twenty public companies in the manufacturing and industrial business. The size of the company is also considered when selecting the benchmarking group. For 2018, the benchmarking group includes five new companies which were not in the previous year's group. Five replacements were made to more accurately match Titan's size and business. The companies chosen for comparison include the following:

Actuant Corporation	Chart Industries, Inc.	Graco Inc.	Park-Ohio Holdings
Alamo Group, Inc.	Commercial Vehicle Group, Inc.	ITT Inc.	Stoneridge, Inc.
Applied Industrial Technologies, Inc.	EnPro Industries, Inc.	Lindsay Corporation	Valmont Industries, Inc.
Barnes Group Inc.	Federal Signal Corporation	Materion Corporation	Wabash National Corporation
Briggs & Stratton Corporation	Global Brass and Copper Holdings, Inc.	Modine Manufacturing Company	Watts Water Technologies

The Compensation Committee recognizes other companies may use different types of calculations and matrices to decide what a compensation package should contain. However, the Compensation Committee believes any package that uses only such formulas and matrices may not be a complete representation of the Company’s performance. The Compensation Committee's members use their extensive business experience and judgment, including reviewing competitive compensation information obtained from public information to evaluate and determine the Company's executive compensation packages in addition to performance metrics. While the Compensation Committee considers the executive compensation information for the group obtained through Equilar, the Compensation Committee does not focus on aligning the compensation for the Company’s executives to any specified percentage or level of the executive compensation for companies in the group. The Compensation Committee's philosophy of evaluating the overall Company performance, not just using numeric measurement criteria, allows the Compensation Committee greater flexibility in carrying out its duties.

The Compensation Committee may grant performance awards as part of an executive officer’s compensation package. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards being granted, becoming exercisable or settled, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the Compensation Committee. Additional detail regarding 2018 performance measures used by the Compensation Committee in connection with establishing named executive officer compensation for 2018 can be found under “Incentive Compensation” below.

In setting compensation packages, including performance-based incentives, the Compensation Committee considers the provisions of its incentive programs. The Compensation Committee takes into account whether or not stock-based compensation is given as part of the executives' compensation package. Equity awards were granted to certain executive officers in 2018. Additional detail regarding these equity award grants can be found in “Incentive Compensation - 2018 Equity Awards” below. The performance goals under the Company’s incentive programs are designed using the Compensation Committee's business experience and judgment to best align executive compensation with the Company's actual performance.

The Company conducts a stockholder outreach program through which the Company interacts with stockholders on a number of matters throughout the year, including executive compensation. The compensation paid to the Company's named executive officers disclosed in the Company's 2018 Proxy Statement was approved by approximately 94% of the shares present in person or represented by proxy at the 2018 Annual Meeting of Stockholders, which reflects, in the view of the Compensation Committee, the benefit of that outreach. The Compensation Committee considered this favorable outcome and believes it conveyed stockholders’ support of the Compensation Committee’s decisions and the existing executive compensation program. The Committee believes that the existing compensation program continues to attract, retain and appropriately incent senior management.

Salary Level Considerations
Base salary levels for the named executive officers, other than Ms. Evans, are initially established by their respective employment agreements, and these salary levels are reviewed and may be adjusted annually by the Compensation Committee. In determining appropriate salaries, the Compensation Committee considers: (i) the CEO's recommendations as to compensation for all other executives; (ii) the responsibilities of the executive position held, the individual's past experience, current performance, and competitive marketplace conditions for executive talent; (iii) compensation levels of other executives based on, among other things, the Compensation Committee members' own business experience and judgment as well as annual salary surveys; and (iv) data from Equilar. Salary levels are typically considered on an annual basis and there are no set merit increases in any given year. Except to the extent provided for in the named executive officers’ employment agreement, the Compensation Committee's analysis is a subjective process, which utilizes no specific weights or formulas in determining executives' base salaries but includes a discussion with management of various factors, as well as the other information discussed above.

Salary adjustments for each executive can be based in part on the CEO's recommendation to the Compensation Committee that the executive's job performance may warrant a salary adjustment. The CEO will discuss the executives' job performance with the Compensation Committee and answer any questions that the Compensation Committee may have regarding the recommendation. The Compensation Committee will consider the recommendation of the CEO.

Base Salary
Based on a discussion of the above items, the executive salaries were approved by the Compensation Committee for the years of 2017, 2018, and 2019, and are detailed below.

	Year	P. Reitz	D. Martin (a)	J. Froisland (b)	M. Troyanovich
Base Salary	2017	$900,000	—	400,000	$350,000
Base Salary	2018	$900,000	$400,000	400,000	$350,000
Base Salary	2019	$900,000	$400,000	—	$350,000
(a) Mr. Martin became Senior Vice President and Chief Financial Officer effective June 14, 2018.
(b) Mr. Froisland was Chief Financial Officer until his separation on May 2, 2018.

Messrs. Reitz, Martin, and Troyanovich have employment agreements with the Company that specify a base salary and permit the Board of Directors to increase base salary from time to time.

Based on public compensation information obtained by Equilar, and for comparison purposes only, regarding 2018 base salary, Mr. Reitz's base salary was approximately at the 75th percentile for the group, Mr. Martin's base salary was approximately at the 30th percentile for the group, and Mr. Troyanovich's base salary was approximately at the 40th percentile for the group.

Incentive Compensation
The Company sponsors the 2005 Equity Incentive Plan (as amended) (the “Incentive Plan”), pursuant to which the Company may grant various types of awards, both equity and cash, to incentivize executives and other key personnel in achieving various Company objectives. This plan permits the Committee discretion to develop performance incentive programs, with objectives that may vary from year to year.

2018 Annual Cash Bonus
For 2018, the Company utilized an annual cash-based performance incentive program to motivate and reward named executive officers and certain management for making decisions that improve performance at the Company and/or business unit level. For 2018, the Committee looked at Company-level, business unit-level, and individual performance to determine whether profitability (including sales) had increased at either a Company or business-unit level (and what role such individual or business unit played in such increase (if any)) after removing items such as capital expenditures and other costs. Following the Committee’s evaluation of performance under the program, the Committee had discretion to increase or decrease bonuses under the program by up to 50%. Additionally, for 2018, the Compensation Committee capped the total bonus payout to all participants under this program at 5% of Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) (and excluding foreign currency effects). Bonus targets were set by the Committee at 100% of base salary for Messrs. Reitz and Martin (further pro-rated for partial year participation in 2018) and 50% of base salary for Mr. Troyanovich. Based on the Committee’s review of performance at Company, business-unit and individual levels, the Company awarded discretionary cash bonuses to Messrs. Reitz, Martin and Troyanovich of $975,000 (108% of target opportunity), $275,000 (127% of target opportunity, considering partial year participation), and $175,000 (100% of target opportunity), respectively.

2018 Equity Grants
On July 6, 2018, the Compensation Committee granted awards of restricted stock under the Incentive Plan to Mr. Reitz, Mr. Troyanovich and Ms. Evans of 70,000 shares, 30,000 shares, and 15,000 shares respectively, vesting 1/3 on each of the three anniversaries following the grant date. In connection with Mr. Martin’s hire, the Compensation Committee granted Mr. Martin 30,000 shares of restricted stock on June 14, 2018, vesting 1/3 on each of the three anniversaries following the grant date. Additional detail regarding these restricted stock grants is described below in the “Grants of Plan-Based Awards.”

Nonqualified Deferred Compensation
The Company does not have a nonqualified deferred compensation plan and the Compensation Committee currently does not anticipate establishing such a plan.

Comparison of Executive Total Compensation
Based on public compensation information obtained by Equilar, and for comparison purposes only, regarding total 2018 compensation, Mr. Reitz's total compensation was approximately at the 15th percentile of the group, Mr. Martin's total compensation was approximately at the 55th percentile of the group, and Mr. Troyanovich's total compensation was approximately at the 25th percentile of the group.

Employment Agreements
At December 31, 2018, the Company had outstanding employment agreements with each of the named executive officers of the Company. These agreements provide that the individuals will not receive any separation benefits if they voluntarily leave the Company. The agreements contain change in control provisions as detailed below.

Employment Agreements Providing Payments on a Change in Control
Mr. Reitz and Mr. Troyanovich signed employment agreements effective December 22, 2015. The agreements were originally effective for one year from their respective effective dates and each automatically renews for successive one-year renewal periods unless notice of nonrenewal is given in accordance with the provisions of the agreement. Mr. Reitz's agreement was amended December 7, 2016, to reflect his change in title to President and Chief Executive Officer, including an increase in base salary. Mr. Martin signed an employment agreement effective June 14, 2018. Mr. Martin's agreement is effective for two years from its effective date and automatically renews for successive one-year renewal periods unless notice of nonrenewal is given in accordance with the provisions of thereof. On April 16, 2018, the Company announced that the Company would not renew Mr. Froisland’s employment agreement upon the expiration of the initial term of the agreement. Mr. Froisland separated employment with the Company on May 2, 2018. Additional detail on payments made to Mr. Froisland in connection with his employment separation can be found below in “Potential Payments upon Termination or Change in Control.”

Pursuant to the employment agreements for Messrs. Reitz and Troyanovich, in the event of the executive’s voluntary termination for good reason or involuntary termination without cause, subject to the executive’s execution and non-revocation of a release of claims, the Company shall (i) pay and continue all employee benefit programs offered to the Company’s executives (the “Standard Executive Benefits”); (ii) pay 100% of executive’s base salary or adjusted base salary for both the balance of the calendar year in which the executive is terminated or leaves the Company’s employ and also for the following calendar year; (iii) provide fully-paid medical and dental coverage for the remaining portion of executive’s employment term; (iv) 100% vest any stock options and Company match under the Company’s 401(k) plan; and (v) pay any bonus compensation and incentive compensation for both the balance of the calendar year in which the executive terminated employment and also for the following calendar year (collectively referred to as the “Termination Payments”). In the event of a change in control, if the executive’s employment is terminated (whether voluntarily or involuntarily), the executive will be entitled to the Termination Payments. Additional detail on potential payments to Messrs. Reitz and Troyanovich can be found below in “Potential Payments upon Termination of Change in Control.”

Pursuant to the employment agreement for Mr. Martin, in the event of executive’s voluntary termination for good reason or involuntary termination without cause, subject to executive’s execution and non-revocation of a release of claims, the Company shall (i) pay 100% of executive’s base salary or adjusted base salary for 12 months following the separation date, (ii) a pro-rated bonus for the year of termination based on the achievement of applicable performance goals for the year and the number of days that executive was employed, (iii) fully-paid COBRA coverage for the greater of the number of months remaining in the employment period or 12 months, (iv) all outstanding stock options and restricted stock, if any, will be 100% vested. In the event of a change in control, if executive’s employment is terminated by the executive for any reason within six months following the change in control, the executive will be entitled to the payments listed in the previous sentence. Additional detail on potential payments to Mr. Martin can be found below in “Potential Payments upon Termination of Change in Control.”

For the purpose of each of the executive’s employment agreements, a "change in control of the company" means:

(i)
any person or entity acquires direct or indirect beneficial ownership (as defined in the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder (the Exchange Act)) of more than 50% of the outstanding voting securities of Titan; or

(ii)
the stockholders of Titan approve, or Titan otherwise effects, enters into, or approves, (A) a merger or consolidation of Titan with or into any other person or entity; (B) an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the assets of Titan; (C) a plan of complete liquidation of Titan; or (D) any transaction similar to any of the foregoing, other than, in the case of both (ii)(A) and (ii)(B) above, a merger, consolidation, or sale that would result in the voting securities of Titan outstanding immediately prior thereto controlling or continuing to represent, directly or indirectly, either by remaining outstanding or by being converted into equity securities of the surviving person or entity, at least 50% of the total outstanding voting securities of Titan or the surviving person or entity outstanding immediately after such transaction.

In the event of a termination due to the executive’s death, the employment agreements provide that the Company will pay executive’s beneficiary or estate an amount equal to all earned but unpaid base salary plus an additional six months of base salary. Additionally, for Messrs. Reitz and Troyanovich, the Company will pay an amount equal to 50% of the executive’s base salary to the executive’s beneficiaries or estate for the remainder of the employment term (or the extended term) and provide the Standard Executive Benefits for a period of six months to the executive’s family. For Mr. Martin, the Company will pay 100% of his beneficiaries’ COBRA premiums for a period ending on the later of the expiration of the employment period in which the executive’s death occurred or a period of 12 months (provided that these beneficiaries otherwise remain eligible for COBRA coverage).

In the event of a termination due to a qualifying disability under the employment agreement, the Company will pay the executive (i) a lump sum equal to any accrued but unpaid base salary and (ii) his base salary in monthly installments for a period of 24 months following the termination; provided that such amount shall be reduced by any Company-provided disability insurance payments. Additionally, for Messrs. Reitz and Troyanovich, the Company will provide the Standard Executive Benefits for the 24-month period. For Mr. Martin, the Company will pay 100% of executive’s COBRA premiums (provided executive remains eligible for COBRA coverage) for the applicable COBRA statutory period, but not more than 24 months following the termination due to disability.

In the event of a termination for cause, due to the executive's failure or refusal to perform the executive’s duties under the employment agreement or as assigned to executive by the CEO (as applicable) or by the Board of Directors, the Company is required to pay Messrs. Reitz and Troyanovich 50% of the executive’s base salary and continue the Standard Executive Benefits for a period of six months following termination. In the event that Mr. Martin’s employment is terminated for cause, Mr. Martin will receive any accrued but unpaid base salary through the termination date.

EXECUTIVE OFFICERS
The names, ages, and positions of all executive officers of the Company are listed below, followed by a brief account of their business experience during the past five years. Information pertaining to Mr. Reitz, who both serves on the Board of Directors and is Titan’s President and CEO, may be found in the "Nominees" section of Proposal 1 above. Officers are normally appointed annually by the Board of Directors at a meeting immediately following the annual meeting of stockholders. There is no arrangement or understanding between any officer and any other person pursuant to which an officer was selected.

David A. Martin
David A. Martin, 51, joined the Company in June 2018 as Chief Financial Officer. Prior to joining Titan, Mr. Martin served from 1993 to 2018 in various roles at Aegion Corporation, a global technology/service provider maintaining, protecting and strengthening infrastructure, primarily pipelines, that is listed on the NASDAQ Global Select Market. Mr. Martin’s roles included Chief Financial Officer from 2007 to November 2017.

Michael G. Troyanovich
Mr. Troyanovich, 61, joined the Company in August 2011 as Assistant General Counsel. Mr. Troyanovich was appointed Secretary in December 2012, and General Counsel in June 2013.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables summarize the compensation for all of the Company's named executive officers as follows: (i) Mr. Reitz, President and Chief Executive Officer; (ii) Mr. Martin, the Chief Financial Officer effective June 14, 2018; (iii) Mr. Troyanovich, Secretary and General Counsel; (iv) Ms. Evans, the interim Chief Financial Officer from May 2 to June 13, 2018; and (v) Mr. Froisland, the Chief Financial Officer from January 1 to May 1, 2018.

Summary Compensation Table

The 2018, 2017, and 2016 compensation for the Company's named executive officers was as follows:

Name and Principal Position as of December 31, 2018	Year	Salary	Bonus	Stock Awards (a)	All Other (b) Compensation	Total
Paul G. Reitz	2018	$900,000	$975,000	$742,350	$42,043	$2,659,393
President and Chief Executive	2017	900,000	900,000	—	38,762	1,838,762
Officer (c)	2016	750,000	795,000	—	47,014	1,592,014

David A. Martin	2018	$216,667	$275,000	$337,350	$—	$829,017
SVP and Chief Financial Officer (d)

Michael G. Troyanovich	2018	$350,000	$175,000	$318,150	$30,608	$873,758
Secretary & General	2017	350,000	175,000	—	17,140	542,140
Counsel	2016	350,000	185,500	—	23,803	559,303

Amy S. Evans	2018	$219,282	$95,000	$159,075	$5,735	$479,092
VP, Chief Accounting Officer (e)

James M. Froisland	2018	$372,222	$—	$—	$2,333	$374,555
Former Chief Financial Officer (f)	2017	400,000	200,000	—	30,769	630,769
	2016	30,513	282,702	—	—	313,215

(a)
Represents the grant date fair market value of restricted stock awards computed in accordance with Accounting Standards Codification Topic 718. Fair market value is defined as the mean between the high and low stock prices on the date of the award. Excludes the effect of estimated forfeitures.

(b)
All other compensation for 2018 is comprised of the following: Mr. Reitz, $34,615 cash payment for unused vacation, compensation for personal usage of corporate aircraft, and 401(k) match; Mr. Troyanovich, $26,923 cash payment for unused vacation and 401(k) match; Ms. Evans, cash payment for unused vacation and 401(k) match; and Mr. Froisland, 401(k) match. The named executive officers are eligible to participate in the 401(k) plan offered to Titan's non-bargaining employees. Income is imputed to the user of corporate aircraft based on Standard Industry Fare Level (SIFL) rates.

(c)
Mr. Reitz was appointed President effective February 3, 2014, and was previously Chief Financial Officer. Effective January 1, 2017, Mr. Reitz was appointed to the additional position of Chief Executive Officer.

(d)	Mr. Martin joined the Company as Chief Financial Officer on June 14, 2018.

(e)	Ms. Evans joined the Company as VP, Chief Accounting Officer on March 5, 2018, and served as the Company's Interim Chief Financial Officer from May 2, 2018 to June 14, 2018.

(f)
Mr. Froisland was appointed Chief Financial Officer effective December 5, 2016, and served as the Company's Chief Financial Officer until from May 2, 2018, when he separated from the Company. Pursuant to Mr. Froisland's separation agreement, the Company continued to pay Mr. Froisland's base salary in the total amount of $234,872 and COBRA premiums in the total amount of $13,298.

Grants of Plan-Based Awards

The 2018 grants of plan-based awards under the incentive plan for the Company's named executive officers were as follows:

		All Other Stock Awards:	All Other Option Awards:	Exercise	Grant Date Fair Value
Name	Grant Date	Number of Shares of Stock or Units	Number of Securities Underlying Options	or Base Price of Option Awards	of Stock and Option Awards
Mr. Reitz	7/6/2018	70,000	─	─	$742,350	(a)
Mr. Martin	6/22/2018	30,000	─	─	$337,350	(b)
Mr. Troyanovich	7/6/2018	30,000	─	─	$318,150	(a)
Ms. Evans	7/6/2018	15,000	─	─	$159,075	(a)
Mr. Froisland	n/a	─	─	─	─

(a)	Calculated based on the $10.605 average of the high and low price on the July 6, 2018 grant date for Mr. Reitz, Mr. Troyanovich, and Ms. Evans.

(b)	Calculated based on the $11.245 average of the high and low price on Mr. Martin's hire date of June 22, 2018.

Outstanding Equity Awards at Year-End

The table below shows the outstanding equity awards at year-end December 31, 2018, for the named executive officers. These equity awards were granted under the Incentive Plan.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (a)	Market Value of Shares or Units of Stock that have not Vested (b)
Mr. Reitz	20,000	$21.59	12/09/2021	─	─
	4,286	$15.75	11/15/2020	─	─
	─	─	─	70,000	$326,200

Mr. Martin	─	─	─	30,000	$139,800

Mr. Troyanovich	2,500	$21.59	12/09/2021	─	─
	─	─	─	30,000	$139,800

Ms. Evans	─	─	─	15,000	$69,900

Mr. Froisland	─	─	─	─	─

(a)
Restricted stock vesting is as follows: Mr. Reitz, 23,333 on 7/6/19; 23,334 on 7/6/20; and 23,333 on 7/6/21; Mr. Martin, 10,000 on 6/14/19; 10,000 on 6/14/20; and 10,000 on 6/14/21; Mr. Troyanovich, 10,000 on 7/6/19; 10,000 on 7/6/20; and 10,000 on 7/6/21; and Ms. Evans, 5,000 on 7/6/19; 5,000 on 7/6/20 and 5,000 on 7/6/21.

(b)	Market value calculated as the December 31, 2018, closing price of Titan's Common Stock multiplied by the number of unvested shares.

Option Exercises and Stock Vested

The following table summarizes the shares of restricted stock that vested during the year ended December 31, 2018, for each of the named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Mr. Reitz	13,360	$143,353
Mr. Martin	─	─
Mr. Troyanovich	6,680	$71,676
Ms. Evans	─	─
Mr. Froisland	─	─

Potential Payments upon Termination or Change in Control

Termination in Connection with a Change in Control
In the event of a change in control, if certain named executive officer’s employment is terminated (whether voluntarily or involuntarily), such named executive officer will be entitled to the Termination Payments. The potential payments in the event of a change in control and termination of employment as of December 31, 2018, would have been as follows:

Description	Mr. Reitz	Mr. Martin	Mr. Troyanovich
Cash compensation - Salary due (a)	$900,000	$583,333	$350,000
Cash compensation - Vacation due (a)	69,232	30,768	26,924
Bonus payment (b)	900,000	400,000	175,000
Group medical/dental (c)	23,184	23,184	23,184
Acceleration of restricted stock (d)	—	139,800	—
Stock options (e)	—	—	—
Accelerated vesting under 401(k) plan (f)	—	—	—
Total	$1,892,416	$1,177,085	$575,108

(a)	Cash compensation amounts would be paid in a lump sum at time of termination.

(b)	Bonus payment is based on the target bonus amount.

(c)	Calculated based on the family COBRA rate for 2019 (which is $1,932 per month) multiplied by the number of months left in the term.

(d)	Market value calculated as the December 31, 2018, closing price of Titan's Common Stock multiplied by the number of unvested shares.

(e)	All stock options are vested so there would be no acceleration on a termination of employment.

(f)	There were no unvested 401(k) balances at December 31, 2018.

Retirement or Voluntary/Involuntary Termination of Employment
If certain named executive officer’s employment is involuntarily terminated by the Company without cause or a named executive officer terminates employment for good reason, subject to such named executive officer’s execution and nonrevocation of a release of claims, the employment agreement provides that such named executive officer would be entitled to the Termination Payments. As previously disclosed, Mr. Froisland separated employment with the Company in 2018 and received his base salary (with a total amount of $234,872) and Company-paid COBRA premiums (with a total amount of $13,298) through December 5, 2018 in consideration for executing and not revoking a release of claims.
The potential payments due on voluntary/involuntary termination of employment would have been as follows (assuming such termination occurred effective December 31, 2018):

Description	Mr. Reitz	Mr. Martin	Mr. Troyanovich
Cash compensation - Salary due (a)	$900,000	$583,333	$350,000
Cash compensation - Vacation due (a)	69,232	30,768	26,924
Bonus payment (b)	900,000	400,000	175,000
Group medical/dental (c)	23,184	23,184	23,184
Acceleration of restricted stock (d)	—	139,800	—
Stock options (e)	—	—	—
Accelerated vesting under 401(k) plan (f)	—	—	—
Total	$1,892,416	$1,177,085	$575,108

(a)	Cash compensation amounts would be paid in a lump sum at time of termination.

(b)	Bonus payment is based on the target bonus amount.

(c)	Calculated based on the family COBRA rate for 2019 (which is $1,932 per month) multiplied by the number of months left in the term.

(d)	Market value calculated as the December 31, 2018, closing price of Titan's Common Stock multiplied by the number of unvested shares.

(e)	All stock options are vested so there would be no acceleration on a termination of employment.

(f)	There were no unvested 401(k) balances at December 31, 2018.

Payments on Termination due to Death or Disability
If certain named executive officer’s employment is terminated due to death, each of the employment agreements provides that such named executive officer would have been entitled to the following (assuming termination due to death occurred on December 31, 2018):

Description	Mr. Reitz	Mr. Martin	Mr. Troyanovich
Cash compensation - Salary due (a)	$675,000	$200,000	$262,500
Group medical/dental (b)	23,184	23,184	23,184
Stock options (c)	—	—	—
Acceleration of restricted stock (d)	326,200	139,800	139,800
Total	$1,024,384	$362,984	$425,484

(a)	Cash compensation amounts would be paid in a lump sum at time of termination.

(b)	Calculated based on the family COBRA rate for 2019 (which is $1,932 per month) multiplied by 12 months.

(c)	All stock options are vested so there would be no acceleration on a termination of employment.

(d)	Pursuant to the restricted stock agreement, all restricted stock vests on death. The value is calculated based on the closing price per share of the Company's common stock on December 31, 2018.

If certain named executive officer’s employment is terminated due to disability, each of the employment agreements provides that such named executive officer would have been entitled to the following (assuming termination due to disability occurred on December 31, 2018):

Description	Mr. Reitz	Mr. Martin	Mr. Troyanovich
Cash compensation - Salary due (a)	$1,800,000	$800,000	$700,000
Group medical/dental (b)	46,368	34,776	46,368
Stock options (c)	—	—	—
Acceleration of restricted stock (d)	326,200	139,800	139,800
Total	$2,172,568	$974,576	$886,168

(a)	Cash compensation amounts would be paid in monthly installments over a 24-month period. The above amounts assume no reduction for any payments under the Company's disability plans.

(b)	Calculated based on the family COBRA rate for 2019 (which is $1,932 per month) multiplied by 24 months for Mr. Reitz and Mr. Troyanovich and 18 months for Mr. Martin.

(c)	All stock options are vested so there would be no acceleration on a termination of employment.

(d)
Pursuant to the restricted stock agreement, all restricted stock vests on termination due to disability. The value is calculated based on the closing price per share of the Company's stock on December 31, 2018.

Payments on Termination for Cause
In the event that the Company terminates certain named executive officer’s employment for such named executive officer’s failure or refusal to perform his duties under his employment agreement or as assigned to him by the CEO/Chairman or by the Board of Directors, such named executive officer would have been entitled to the following (assuming termination for cause occurred on December 31, 2018):

Description	Mr. Reitz	Mr. Martin	Mr. Troyanovich
Cash compensation - Salary due (a)	$225,000	$—	$87,500
Group medical/dental (b)	11,592	—	11,592
Total	$236,592	$—	$99,092

(a)	Cash compensation amounts would be paid in monthly installments over a six-month period.

(b)	Calculated based on the family COBRA rate for 2019 (which is $1,932 per month) multiplied by six months.

2018 CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company is providing the following information about the relationship of the annual total compensation of the median Titan employee and the annual total compensation of Mr. Paul G. Reitz, President and Chief Executive Officer, in each case, during 2018.

To identify the median employee, the Company used annual base salary of each of its active employees (other than the CEO) employed as of December 31, 2017, as a consistently applied compensation measure, annualizing the base salary for employees hired after January 1, 2017. The salaries of Titan's non-U.S. employees were converted into U.S. dollars at the applicable December 31, 2017, exchange rate. Although permitted, the Company did not use the 5% de minimis exemption to exclude or eliminate any of its non-US employees, nor were any material assumptions or estimates made, in the median employee determination. After identifying the median employee, the Company calculated the annual total compensation for that employee using the same methodology used for the CEO in the summary compensation table. There were no changes in the employee population or employee compensation arrangements during 2018 that the Company believes would significantly impact the pay ratio disclosure. Therefore, the median employee identified based on 2017 information will be used for 2018 as well. The median employee received annual total compensation of $37,555. The identified median employee was an employee at the Company's United Kingdom operations. Titan's CEO, who is located in the U.S., received annual total compensation of $2,659,393, which yields a 2018 pay ratio of approximately 71 to 1.

Because the rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, to apply certain exemptions, and to make reasonable estimates and assumptions, the pay ratio calculated by the Company may not be comparable to the pay ratio reported by other companies.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2018, Richard M. Cashin Jr., Gary L. Cowger, Albert J. Febbo, Peter B. McNitt, Mark H. Rachesky, MD and Anthony L. Soave served on the Compensation Committee. None of the persons who served on the Compensation Committee during 2018 was an officer or employee of the Company during 2018, or at any time has been an officer of the Company or, except for Mr. Cashin, had any relationship requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. See “Certain Relationships and Related Party Transactions” below for information relating to the Shareholders’ Agreement relating to Voltyre-Prom among the Company, OEP (for which Mr. Cashin serves as President) and the Russian Direct Investment Fund (RDIF). In addition, none of the Company’s executive officers serves, or has served during the last completed year, as a member of the board of directors or compensation committee of any other entity that has or had one or more of its executive officers serving as a member of the Compensation Committee or the Board of Directors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Titan's management. Based on such review and discussions, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

Members of the Compensation Committee:

Richard M. Cashin Jr., Chairman
Gary L. Cowger
Albert J. Febbo
Peter B. McNitt
Mark H. Rachesky, MD
Anthony L. Soave

CORPORATE GOVERNANCE

Independence
The Board of Directors has determined that six of the Company's eight directors meet the independence requirements for directors set forth in the NYSE listing standards. The independent directors are: Richard M. Cashin Jr., Gary L. Cowger, Albert J. Febbo, Peter B. McNitt, Mark H. Rachesky, MD, and Anthony L. Soave. The directors who are not independent are Paul G. Reitz, the President and Chief Executive Officer, and Maurice M. Taylor Jr., the Chairman of the Board and the Company's former Chief Executive Officer. Each of the directors serving on any of the Audit Committee, the Compensation Committee, the Corporate Governance Committee, and the Nominating Committee meets the independence requirements for directors serving on such committee under the standards of the NYSE.

Meetings of Non-Employee Directors
The non-employee directors of the Board of Directors meet, without the presence of any director who is not independent, for regularly scheduled sessions and at various other times throughout the year if deemed necessary. When the non-employee directors of the Board of Directors or respective committees thereof meet in executive session without management, a temporary chair is selected from among the directors present to preside at the executive session.

Charters
The Company has adopted Charters for each of its Audit, Compensation, Corporate Governance, and Nominating Committees (collectively, the Charters). The Charters are published on the Company's website: www.titan-intl.com. The Company will provide, without charge, a copy of the Charters to any stockholder upon written request to the Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, Illinois, 62301.

Corporate Governance Policies and Code of Business Conduct
The Company's Corporate Governance Policies and Code of Business Conduct (collectively, the Policies) are published on the Company's website: www.titan-intl.com. The Company will provide, without charge, a copy of the Policies to any stockholder upon written request to the Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, Illinois, 62301.

Communication with the Board of Directors
Stockholders or other interested parties may communicate with the Board of Directors, or any individual member or members of the Board of Directors, by sending correspondence in writing to its, his or their attention as follows: c/o Corporate Secretary, Titan International, Inc., 2701 Spruce Street, Quincy, Illinois, 62301. Any written communication will be forwarded to the Board of Directors, or the specified member or members of the Board of Directors, for consideration.

Director Attendance at Annual Meetings
Pursuant to the Company’s Corporate Governance Policies, members of the Board of Directors are expected to attend the Company’s Annual Meetings of Stockholders, whenever possible. The Company’s directors typically attend such annual meetings, and, in that regard, seven of eight directors attended the Annual Meeting of Stockholders for 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Common Stock by each person who is known by the Company to own beneficially more than 5% of the Company's common stock. As of April 15, 2019; 60,000,370 shares of the Company common stock were issued and outstanding.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent (e)
MHR Fund Management LLC and Mark H. Rachesky, MD 1345 Avenue of the Americas, 42nd Floor New York, NY 10105	8,104,000	(a)	13.5%
BlackRock Inc. 55 East 52nd Street New York, NY 10055	7,792,235	(b)	13.0%
Dimensional Fund Advisors LP Building One, 6300 Bee Cave Road Austin, Texas, 78746	4,351,692	(c)	7.3%
Vanguard Group Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,197,936	(d)	5.3%

(a)
Based on information contained in a Schedule 13D/A filed with the SEC on February 25, 2019 by MHR Institutional Partners III LP, MHR Institutional Advisors III LLC, MHR Fund Management LLC, MHR Holdings LLC and Mark H. Rachesky, M.D. (collectively, the ‘‘MHR Reporting Persons’’). The MHR Reporting Persons reported the following in the Schedule 13D/A: (i) MHR Institutional Partners III LP and MHR Institutional Advisors III LLC each has sole voting and dispositive power over 7,200,427 shares of Common Stock; and (ii) MHR Fund Management LLC and MHR Holdings LLC each has sole voting and dispositive power over 8,005,000 shares of Common Stock. Based on information contained in the Schedule 13D/A, Dr. Rachesky has sole voting and dispositive power over 8,104,000 shares of Common Stock, which includes (A) all shares of Common Stock reported by the other MHR Reporting Persons by virtue of Dr. Rachesky’s position as the managing member of the other MHR Reporting Persons and (B) an aggregate of 99,000 unissued shares of Common Stock issuable upon the exercise of options exercisable within 60 days after March 31, 2019 and held directly by Dr. Rachesky.

(b)
Based on information contained in a Schedule 13G/A related to BlackRock Inc. filed with the SEC on January 31, 2019. As reported in the Schedule 13G/A, BlackRock Inc. has sole voting power with respect to 7,645,408 shares of Common Stock and sole dispositive power with respect to 7,792,235 shares of Common Stock.

(c)
Based on information contained in a Schedule 13G/A related to Dimensional Fund Advisors LP filed with the SEC on February 8, 2019. As reported in the Schedule 13G/A, Dimensional Fund Advisors LP has sole voting power with respect to 4,154,600 shares of Common Stock and sole dispositive power with respect to 4,351,692 shares of Common Stock. The Schedule 13G/A further reports that (i) Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”); (ii) in certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds; (iii) in its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds; however, all securities reported in the Schedule 13G/A are owned by the Funds; and (iv) Dimensional disclaims beneficial ownership of such securities.

(d)
Based on information contained in a Schedule 13G/A related to The Vanguard Group, Inc. filed with the SEC on February 12, 2019. As reported in the Schedule 13G/A, The Vanguard Group, Inc. has sole voting power with respect to 51,185 shares of Common Stock, shared voting power with respect to 26,314 shares of Common Stock, sole dispositive power with respect to 3,126,872 shares of Common Stock and shared dispositive power with respect to 71,064 shares of Common Stock. The Schedule 13G/A further reports that: (i) Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 44,750 shares of Common Stock, as a result of its serving as investment manager of collective trust accounts; and (ii) Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 32,749 shares of Common Stock, as a result of its serving as investment manager of Australian investment offerings.

(e)
The ownership percentages set forth in this column are based on the assumption that each of the beneficial owners continued to own the same number of shares reflected in the table above on April 15, 2019.

The following table sets forth information regarding the beneficial ownership of the Company's common stock as of April 15, 2019, by (i) each director and nominee for director, (ii) each of the named executive officers, and (iii) all directors and executive officers as a group. The business address of each of the persons listed in the following table, except Mr. Rachesky, is c/o Titan International, Inc., 2701 Spruce Street, Quincy, IL 62301. The business address of Mr. Rachesky is c/o MHR Fund Management LLC, 1345 Avenue of the Americas, 42nd Floor, New York, NY 10105.

	Shares Beneficially Owned
Name	Number	(a)	Percent
Mark H. Rachesky, MD	8,104,000	(b)	13.5%
Anthony L. Soave	1,061,375	(c)	1.8%
Maurice M. Taylor Jr.	599,070	(d)	1.0%
Richard M. Cashin Jr.	597,809		1.0%
Paul G. Reitz	156,773		*
Michael G. Troyanovich	83,785		*
Peter B. McNitt	50,000		*
David A. Martin	50,000		*
Gary L. Cowger	23,760		*
Albert J. Febbo	22,500		*
Amy S. Evans	15,000		*
James M. Froisland	5,000		*

All executive officers & directors as a group (10 persons)	10,749,072		17.8%
___________________________ *Less than one percent.

(a)
Except for voting powers held jointly with a person's spouse, represents sole voting and investment power unless otherwise indicated and includes unissued shares subject to options exercisable within 60 days after March 31, 2019, as follows: Dr. Rachesky, 99,000 shares; Mr. Soave, 145,000 shares, Mr. Cashin, 145,000 shares; Mr. Taylor, 49,200; Mr. Reitz, 24,286 shares; Mr. Troyanovich, 2,500 shares; all named executive officers and directors as a group, 464,986 shares.

(b)	Based on information contained in a Schedule 13D/A related to MHR Fund Management LLC filed with the SEC on February 25, 2019.

(c)
Includes 5,000 shares of Common Stock beneficially owned by Brambleton Investments LLC, which is managed by a management company that Mr. Soave owns. Mr. Soave disclaims beneficial ownership of such securities in excess of his pecuniary interest.

(d)
Includes 344,850 shares held jointly by Mr. Taylor and his wife as to which they share voting and dispositive power. Also includes 254,220 shares held by Mr. Taylor as to which he has sole voting and dispositive power.

The following table provides information about shares of Titan Common Stock authorized for issuance under Titan’s equity compensation plans, as of December 31, 2018:

Equity Compensation Plan Information

	(i) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(ii) Weighted-average exercise price of outstanding options, warrants and rights	(iii) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (i))
Equity compensation plans approved by security holders	888,688	(a)	16.84	1,999,444
Equity compensation plans not approved by security holders	—		—	—
Total	888,688		16.84	1,999,444

(a)	Amount includes outstanding stock options under the Company’s 2005 Equity Incentive Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16 of the Exchange Act, the directors and officers of the Company and the persons who beneficially own more than 10% of the Company's common stock are required to report their initial ownership of the Company's common stock and subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any late filings during 2018. Based solely on a review of the forms the Company has received, the Company believes that all Section 16 filing requirements applicable to its officers, directors and 10% beneficial owners were complied with on a timely basis during the year ended December 31, 2018.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Audit Committee has established procedures for the approval of all related party transactions involving executive officers and directors. The Audit Committee reviews information pertaining to related party transactions, if any, that are provided to the Audit Committee, including disclosures in the director and officer questionnaires solicited by the Company on an annual basis. Quarterly, the Company’s Chief Financial Officer presents any related party transactions or series of transactions expected to exceed a certain amount to the Audit Committee for review and approval. The Audit Committee's review process includes the Audit Committee’s review of the underlying related party transaction documentation and the Audit Committee obtaining information regarding the business reasons for the transaction.

The Company sells products and pays commissions to companies controlled by persons related to the Chairman of the Company, Mr. Maurice Taylor.  The related party is Mr. Fred Taylor, who is Mr. Maurice Taylor’s brother.  The companies which Mr. Fred Taylor is associated with that do business with Titan include the following:  Blacksmith OTR, LLC; F.B.T. Enterprises; Green Carbon, Inc; Silverstone, Inc.; and OTR Wheel Engineering, Inc.  During 2018, 2017, and 2016, sales of Titan product to these companies were approximately $1.2 million, $1.5 million, and $0.9 million, respectively.  Titan had trade receivables due from these companies of approximately $0.1 million at December 31, 2018, and approximately $0.0 million at December 31, 2017.  On other sales referred to Titan from these manufacturing representative companies, commissions were approximately $1.7 million, $1.9 million, and $1.8 million during 2018, 2017, and 2016, respectively. Titan had purchases from these companies of approximately $0.4 million, $0.6 million, and $0.7 million during 2018, 2017, and 2016, respectively.

In 2013, the Company entered into a Shareholders’ Agreement between OEP and RDIF to acquire Voltyre-Prom. Mr. Richard M. Cashin Jr., a director of the Company, is the President of OEP, which owns 21.4% of the joint venture. The Shareholder’s Agreement contained a settlement put option which potentially required the Company to purchase equity interests in the joint venture from OEP and RDIF at a value set by the agreement. On January 8, 2019, the Company received notification of exercise of the put option from OEP. For additional information regarding Voltyre-Prom and the Shareholders’ Agreement, please refer to Titan’s Annual Report on Form 10-K for the year ended December 31, 2018.

In July 2018, a deferred compensation obligation with the Chairman of the Company, Mr. Maurice Taylor, was paid through the transfer of $14.3 million of assets held in a trust.

STOCKHOLDER PROPOSALS

Any proposal to be presented at the 2020 Annual Meeting of Stockholders must be received at the principal executive offices of the Company no later than December 28, 2019, in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to such Annual Meeting of Stockholders. Any such proposals must comply in all respects with the rules and regulations of the SEC relating to stockholder proposals, and it is suggested that proponents of any proposals submit such proposals to the Company sufficiently in advance of the deadline by Certified Mail-Return Receipt Requested.

Stockholders' proposals should be sent to: Michael G. Troyanovich, Secretary and General Counsel of Titan International, Inc., 2701 Spruce Street, Quincy, Illinois, 62301. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING INFORMATION

Titan has adopted a procedure called "householding," which has been approved by the SEC. Under this procedure, Titan is delivering only one copy of the Notice of Internet Availability of Proxy Materials and, if applicable, only one copy of the Company's 2018 Annual Report to Stockholders, including its Form 10-K for the year ended December 31, 2018, and this Proxy Statement to multiple stockholders sharing the same address, unless Titan has received contrary instructions from an affected stockholder. Stockholders that request to receive printed proxy materials and participate in householding will continue to receive separate proxy cards.

Stockholders sharing an address may contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717 if they now receive (i) multiple printed copies of the Notice or, if applicable, Titan’s Annual Report to stockholders, including its Form 10-K, and the Proxy Statement and wish to receive only one copy of these materials in the future or (ii) a single printed copy of the Notice or, if applicable, Titan’s Annual Report to stockholders, including its Form 10-K, and the Proxy Statement and wish to receive separate copies of these materials in the future.

COST OF PROXY SOLICITATION

The costs of solicitation of proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile or electronic mail, by directors, officers, or regular employees of the Company, without additional compensation. It is contemplated that brokerage houses, custodians, nominees, and fiduciaries will be requested to forward the soliciting material to the beneficial owners of the Company's Common Stock held of record by such persons and will be reimbursed by the Company for reasonable expenses incurred therewith.

By Order of the Board of Directors,

/s/ MICHAEL G. TROYANOVICH
Quincy, Illinois	Michael G. Troyanovich
April 26, 2019	Secretary and General Counsel

Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301
www.titan-intl.com

TITAN

TITAN INTERNATIONAL, INC.
ATTN: TODD SHOOT
2701 SPRUCE SREET
QUINCY, IL 62301

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01) Richard M. Cashin Jr. 02) Gary L. Cowger 03) Albert J. Febbo 04) Peter B. McNitt 05) Mark H. Rachesky, M.D.
06) Paul G. Reitz 07) Anthony L. Soave 08) Maurice M. Taylor, Jr.

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To ratify the selection of Grant Thornton LLP as the independent registered public accounting firm to audit the Company's financial statements for the year ending December 31, 2019.	☐	☐	☐
3. To approve, in a non-binding advisory vote, the compensation paid to the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 4.

	For	Against	Abstain
4. To consider a stockholder proposal regarding a sale, merger, or other disposition of the Company.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000421557_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Internet Availability of Proxy Materials, Proxy Statement and Annual Report are available at www.proxyvote.com

TITAN INTERNATIONAL, INC.

The undersigned hereby constitutes and appoints Maurice M. Taylor, Jr. and Michael G. Troyanovich, and each of them, as attorneys with full power of substitution, with the powers the undersigned would possess if personally present, and authorizes them to represent and to vote, as designated and in accordance with their judgment upon any other matters properly presented at the Annual Meeting, all shares of Common Stock in TITAN INTERNATIONAL, INC., held of record by the undersigned at the close of business on April 15, 2019, at the Annual Meeting of Stockholders to be held on Wednesday, June 12, 2019 and at any adjournments or postponements thereof and on all matters properly coming before the meeting.

This proxy will be voted as directed, or if no direction is indicated will be voted FOR proposals 1, 2, and 3 and AGAINST proposal 4. The persons designated as proxies will vote with their best judgment on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side

0000421557_2 R1.0.1.18